EXHIBIT 99.1
Community Capital Bancshares Announces First Quarter Earnings

Albany, Ga., April 25 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports net income of $214,000 or $0.07 per primary share for the first quarter ended March 31, 2005. This compares to the prior year’s earnings of $222,000 or $0.13 per primary share for the first quarter. This is a decrease in earnings of $8,000 or $.06 per primary share. The decrease in earnings per share reflects the additional shares outstanding from the stock offering completed in August, 2004. Weighted average shares outstanding for the quarter ended March 31, 2005 were 2,896,658 compared to the 2004 number of 1,714,196.

Total assets at March 31, 2005 were $215,549,000 compared to the March 31, 2004 amount of $171,654,000, resulting in an increase of $43,895,000 or 25.57%. Net loans increased $38,946,000 or 35.73% since March 31, 2004, and total deposits increased $15,463,000 or 11.4% during the same time span. Since December 31, 2004, net loans increased $22,280,000 and were funded by increases in deposits of $11,965,000 and other borrowings of $8,923,000. Total assets increased by $20,259,000 for the three months ended March 31, 2005.

Bob Lee, President, stated “I am pleased with our loan growth during the first quarter. This growth will provide a strong base for increased earnings during the remainder of the year. Our new locations in Auburn, Alabama and downtown Albany continue to provide new quality customers and will contribute more to corporate earnings as the year progresses.”

Community Capital is headquartered in Albany, Georgia, and is the holding company for Albany Bank & Trust which has four banking locations, and AB&T National Bank which has offices in Dothan and Auburn, Alabama. The stock is traded on the Nasdaq Small-Cap Market under the symbol “ALBY”.

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

Community Capital Bancshares, Inc.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Quarter Ended
Earnings Summary:	March 31, 2005	March31, 2004
Net interest income	$1,925	$1,661
Provision for loan losses	180	15
Non-interest income	380	226
Non-interest expense	1,817	1,547
Income tax expense	94	103
Net income	$214	$222
Primary earnings per share	$.07	$.13
Fully diluted earnings per share	$.07	$.12

Condensed Balance Sheets	March 31, 2005	March 31, 2004	December 31, 2004
Cash and due from banks	$5,004	$7,095	$5,515
Federal funds sold	- -	13,790	1,363
Investment securities	43,774	30,100	44,537
Loans	149,566	110,948	127,185
Less: allowance for loan losses	(1,629)	(1,957)	(1,528)
Intangible assets	2,651	2,390	2,663
Other assets	16,183	9,288	15,555
Total assets	$215,549	$171,654	195,290

Total deposits	$151,004	$135,541	139,039
Other borrowings	38,200	21,301	29,277
Other liabilities	757	860	1,142
Total stockholders’ equity	25,588	13,952	25,832
Total liabilities and stockholders’ equity	$215,549	$171,654	$195,290